Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Ben W. Perks

Executive Vice President and Chief Financial Officer

312.573.5630

NAVIGANT CONSULTING ANNOUNCES INCREASE IN BANK REVOLVING CREDIT AGREEMENT

Chicago, November 20, 2006 –Navigant Consulting, Inc. (NYSE: NCI), an international consulting firm providing dispute, investigative, operational, risk management and financial advisory solutions to legal counsel, government agencies and companies experiencing regulatory or structural challenges, today announced it has amended its revolving credit agreement, increasing its line of credit from $175 million to $200 million, with the option to increase it to $350 million over the life of the facility. In addition, the Company has extended the maturity of the unsecured facility for an additional three years, with it now set to expire in November 2011. As part of the bank syndication process, the Company expanded its existing bank group from five to seven banks. The syndication was led by LaSalle Bank, N.A., a subsidiary of ABN AMRO Bank N.V.

“The increase in our line of credit, and the addition of new banks to our banking group, provides the Company with additional financial flexibility,” stated Ben W. Perks, Executive Vice President and Chief Financial Officer. “It was important to expand our borrowing capacity, and access to additional funding sources, to support the Company as we continue to evaluate and pursue future business expansion opportunities.”

About Navigant Consulting

Navigant Consulting, Inc. (NYSE: NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change including healthcare, energy and financial and insurance services, and on the issues driving these transformations. “Navigant” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “Navigant” is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

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